Exhibit 99.20

Russell K. Hall and Associates, Inc. 303 West Wall Street ● Suite 1102 P. O. Box 80925 ● Midland, Texas 79708-0925 (432) 683-6622

March 28, 2023

Mr. Brendan Tippen

Piedra Energy IV, LLC

400 W. Illinois Ste 1070

Midland, Texas 79701

PIEDRA ENERGY IV, LLC

SUMMARY

At the request of Piedra Energy IV, LLC, Russell K. Hall and Associates has prepared an engineering evaluation of the proved reserves and future production to Piedra Energy IV, LLC’s interests of properties located in the Permian Basin. This evaluation is effective January 1, 2023 and was completed by February 1, 2023. The evaluation follows the guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). The following tables summarize net reserves and economics effective January 1, 2023. The properties reviewed by Russell K. Hall and Associates represent 100 percent of Piedra Energy IV, LLC’s total net proved liquid hydrocarbon and gas reserves as of January 1, 2023.

Piedra Energy IV, LLC Proved Net Reserves and Revenues SEC YE 2022 Pricing $90.16 per bbl, $5.39 per MMbtu Effective January 1, 2023

	Proved Developed Producing	Proved Developed Behind Pipe	Proved Undeveloped	Total Proved
Reserves (Net)
Oil (bbl)	1,279,321	7,731,816	7,940,240	16,951,376
Gas (Mcf)	1,763,818	15,413,234	16,638,300	33,815,352
Revenue ($)	137,600,498	878,217,625	909,828,841	1,925,646,964
Expenses ($)	26,647,432	214,327,555	188,561,072	429,536,059
Investments ($)	184,800	101,627,073	163,460,384	265,272,257
Future Net Income ($)
Undiscounted	110,768,266	562,262,998	557,807,385	1,230,838,648
Discounted (10%)	73,547,337	341,568,828	274,886,184	690,002,349

Mr. Brendan Tippen

March 28, 2023

Page No. 2

The SEC year-end 2022 prices are $90.16 per barrel and $5.39 per MMbtu. The SEC hydrocarbon benchmark prices in effect on January 1, 2023 were calculated using the 12-month average first-day-of-the-month prices appropriate to the geographic area where the hydrocarbons are sold. The effect of derivative instruments (price hedges of oil and gas) is not included herein.

For this evaluation, adjustments were made to oil prices to reflect historical differences between actual prices received and posted prices. Volumes are presented in a two-stream analysis with gas prices adjusted to include the value of NGL sales.

Reserves volumes and associated income are a function of hydrocarbon prices actually received; therefore, reserves actually recovered and income actually received may differ significantly from the estimated quantities presented in this report if future prices differ from the SEC prices assumed herein.

All of the producing wells in this evaluation are recent completions without meaningful historical LOE data. Operating expenses are based on our analysis of costs for operated wells in Piedra Energy III, LLC. In that evaluation, lease operating expenses (LOEs) used historical expense data from July 2021 through June 2022. Fixed costs are $18,000 per month for the first three years of production then drop to $10,000 per month once wells transition from ESP to beam pump.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” Reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined at the effective date of the evaluation. Reserve categorization conveys relative uncertainty. Furthermore, reserve uncertainty can be expressed by placing reserves into one of two principal categories, proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-categorized as probable and possible reserves to denote increasing uncertainty in their recoverability.

All of the evaluated properties produce in the Spraberry (Trend Area) Field. The evaluation includes three Middle Spraberry and three Lower Spraberry horizontal wells which were all completed in the past two months. The wells

Piedra Energy IV, LLC

Mr. Brendan Tippen

March 28, 2023

Page No. 3

are cleaning-up and do not have historical performance which can be projected. Forecasts for wells are based on analogy with Piedra operated offsets in the corresponding formation. On average, the Middle Spraberry wells will recover 47,800 barrels per 1,000 ft of perforated interval. The Lower Spraberry EUR is significantly higher at 76,400 barrels per 1,000 ft of perforations.

Forecasts for undrilled locations are based on analogy with wells producing from the same interval. Forecasts for the Wolfcamp B PUDs are based on recently completed offsets with large fracs. On average, these wells will recover 54,500 barrels per 1,000 ft of perforated interval.

Piedra plans to drill a western extension of their Andrews County horizontal wells. Some of the wells are far enough removed to cause reserve uncertainty. Volumes for these wells are classified as Probable Reserves.

Capital costs needed for ongoing operations and well development are based on authorizations for expenditures as determined by Piedra Energy IV, LLC. Abandonment costs are Piedra’s estimates as determined from recent operations. The P&A costs are net of salvage proceeds and are unescalated.

Future production rates from wells, both producing and not yet producing, may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, and pipeline capacity. Government policies, regulations, curtailment, and the uncertainty of supply and demand may vary from assumptions made for the reserve estimates contained herein.

In our opinion the assumptions, data, methods, and procedures used in the preparation of this report are appropriate for filing purposes with the SEC.

Piedra Energy IV, LLC

Mr. Brendan Tippen

March 28, 2023

Page No. 4

I appreciate the opportunity to provide Piedra Energy IV, LLC with this engineering evaluation. All engineering estimates were prepared in accordance with generally accepted engineering practices. In general, production data was from public and proprietary sources and were not independently verified by us. Please call if you have any questions.

This evaluation and the documents associated herein are the property of Russell K. Hall and Associates, Inc. and are provided exclusively for the internal use of Piedra Energy IV, LLC. No part of this report may be distributed without the prior written consent of Russell K. Hall and Associates, Inc.

Sincerely,

Russell K. Hall
Texas P. E. no. 69926

Russell K. Hall and Associates, Inc.
Registration no. F-002199

Piedra Energy IV, LLC